FUSION	Jonscott Turco
CONTACT:	212-201-2401
jturco@fusiontel.com

INVESTOR	Andrew Hellman
CONTACT:	CEOcast, Inc.
212-732-4300
adhellman@ceocast.com

MEDIA	Rubenstein Associates
CONTACT:	John Henderson
212-843-8054
jhenderson@rubenstein.com

Fusion Reports Second Quarter 2006 Results with Revised Cash Flow Disclosure

New York, NY, August 16, 2006 - Fusion (AMEX: FSN) today announced that subsequent to the issuance of the Company’s Second Quarter 2006 Earnings Press Release on Monday, August 14, 2006, but prior to the filing of its Form 10-Q, the Company revised its accounting treatment of a short-term equipment lease to reflect it as a non-cash item. The revised cash flow statement reflects cash used in operations of $6.2 million, the purchase of $2.1 million in property and equipment, and $0.5 million used for capital lease payments.

The revised cash flow statement was included in the Company’s Form 10-Q filed on August 14, 2006. This change had no impact on the Consolidated Balance Sheet, the Consolidated Statement of Operations, or the Reconciliation of Net Loss to Ajusted EBITDA.

Recent Highlights:

•	New Efonica VoIP Services launched
•	Over 400,000 Subscribers added in less than 60 days
•	Revenues increased for third consecutive quarter - up 10.7% over first quarter 2006
•	Gross Margin increased from 9.6% in First Quarter 2006 to 11.0% in Second Quarter 2006

Below are the financial results for the quarter ended June 30, 2006:

For the second quarter ended June 30, 2006, Fusion reported revenues of $10.5 million, an increase for the third consecutive quarter. The increase represented a 10.7% improvement compared to revenues of $9.5 million for the first quarter ended March 31, 2006, attributable to an increase in Carrier services traffic. Compared to the second quarter of 2005, revenue was down 45.3%, primarily because the second quarter of 2005 included an extremely favorable vendor agreement, which resulted in an increase in revenue that did not recur.

Gross margin as a percent of revenue improved over the prior quarter and over the prior year, at 11.0% for the second quarter of 2006 compared to 9.6% for the first quarter of 2006, and 8.1% for the second quarter of 2005. The improvement was partially due to improved traffic routing and a larger decrease in cost per minute than in revenue per minute for Carrier services traffic. The margin was also favorably impacted by credits received for prior period network cost.

Fusion reported a net loss of ($2.8) million or ($0.10) per share during the quarter ended June 30, 2006 compared to a net loss of ($3.0) million or (0.11) during the quarter ended March 31, 2006 and a net loss of ($1.9) million or ($0.07) per share during the quarter ended June 30, 2005. The Company had a one-time gain on settlement of debt of $0.5 million during the quarter ended June 30, 2006.

For the second quarter ended June 30, 2006, Adjusted EBITDA was ($2.8) million compared to ($2.6) in the prior quarter, and ($1.6) million for the second quarter of 2005.

Selling, general and administrative costs increased for the second quarter of 2006 over the previous year’s second quarter by $1.0 million. Approximately half of the increase was from salaries and benefits associated with the hiring of additional personnel to support the launch of the Company’s new Efonica VoIP services, and approximately $0.2 million resulted from the initiation of recording stock based compensation in connection with the adoption of SFAS No. 123R on January 1, 2006. The Company also incurred additional expenses related to increased legal and professional fees, including expenses associated with Sarbanes Oxley.

Advertising and marketing expenses increased to $0.3 million during the quarter ended June 30, 2006 from $22,000 in the first quarter of 2006, and increased to $.3 million from $0.1 million during the quarter ended June 30, 2005. This increase was the result of an advertising and public relations campaign associated with the initiation of advertising to launch the new Efonica VoIP services.

Commenting on the results, Matthew Rosen, President and Chief Executive Officer of Fusion, said “After diligently preparing for more than 18 months, we launched our new Efonica VoIP service and gained over 400,000 subscribers in less than 60 days. Over the coming quarters, we will be highly focused on driving revenues from our growing subscriber base, which we expect to become an increasingly significant portion of our revenue over time. We will also continue focusing on cost effectively acquiring new subscribers and marketing paid value added services.”

As of June 30, 2006, the Company had cash and cash equivalents of $5.9 million compared to $14.8 million as of December 31, 2005. The decrease in cash was primarily a result of $6.2 million in cash used for operations, the purchase of $2.1 million in property and equipment, and $0.5 million used for capital lease payments.

Stockholders’ equity at June 30, 2006 was $16.8 million compared to $17.7 million as of December 31, 2005. During March 2006, in connection with the Company’s amendment to the acquisition agreement of the 49.8% minority interest in the Efonica joint venture, the Company released 675,581 shares in escrow. This release of shares in escrow resulted in an increase to stockholders’ equity of approximately $4.4 million and a reduction to the recorded long-term liability.

6

Use of Non-GAAP Financial Measures:

The Company believes that EBITDA (earnings before interest, taxes, depreciation and amortization) is useful to investors because it is commonly used in the communications industry to analyze companies on the basis of operating performance and leverage. The Company also believes that EBITDA provides investors with a measure of the Company's operational and financial progress that corresponds with the measurements used by management as a basis for allocating resources and making other operating decisions. Adjusted EBITDA provides an adjusted view of EBITDA that takes into account certain significant nonrecurring transactions, such as impairment losses associated with divested businesses and forgiveness of debt, which vary significantly between periods and are not recurring in nature, as well as non-cash compensation for stock option expense. Although the Company uses Adjusted EBITDA as one of several financial measures to assess its operating performance, its use is limited as it excludes certain significant operating expenses. EBITDA and Adjusted EBITDA are not intended to represent cash flows for the period presented, nor have they been presented as an alternative to operating income or as an indicator of operating performance and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with Generally Accepted Accounting Principles (GAAP). Consistent with the SEC Regulation G, the non-GAAP measures in this press release have been reconciled to the nearest GAAP measure, which can be viewed under the heading "Reconciliation of Net Income (Loss) to Adjusted EBITDA", immediately following the Consolidated Statements of Operations included in this press release.

Earnings Conference Call

Management held a conference call at 11:00 am. Eastern Time on August 14, 2006 and reviewed the Company's second quarter results.

For interested individuals who were unable to join the conference call, a replay of the call is available through August 22, 2006, at (888) 203-1112 (domestic) or (719) 457-0820 (International), (Passcode: 7369724). The online replay of the conference call is available via webcast for one year following the call.

About Fusion:

Fusion provides its Efonica branded VoIP (Voice over Internet Protocol), Internet access, and other Internet services to, from, in and between emerging markets in Asia, the Middle East, Africa, Latin America and the Caribbean. Fusion currently provides services to consumers, corporations, international carriers, government entities, and Internet service providers in over 100 countries. For more information please go to: http://www.fusiontel.com or http://www.efonica.com.

Statements in this Press Release that are not purely historical facts, including statements regarding Fusion's beliefs, expectations, intentions or strategies for the future, may be "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the plans, intentions and expectations reflected in or suggested by the forward-looking statements. Such risks and uncertainties include, among others, introduction of products in a timely fashion, market acceptance of new products, cost increases, fluctuations in and obsolescence of inventory, price and product competition, availability of labor and materials, development of new third-party products and techniques that render Fusion's products obsolete, delays in obtaining regulatory approvals, potential product recalls and litigation. Risk factors, cautionary statements and other conditions which could cause Fusion's actual results to differ from management's current expectations are contained in Fusion's filings with the Securities and Exchange Commission and available through http://www.sec.gov.

FUSION TELECOMMUNICATIONS INTERNATIONAL, INC.
AND SUBSIDIARIES
Consolidated Balance Sheets

	June 30, 2006	December 31, 2005
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$5,912,003	$14,790,504
Accounts receivable, net of allowance for doubtful accounts of approximately
$516,000 and $414,000, in 2006 and 2005, respectively	3,863,513	2,952,760
Restricted cash	40,000	—
Prepaid expenses and other current assets	1,433,898	1,242,266
Total current assets	11,249,414	18,985,530
Property and equipment, net	7,034,928	4,516,271
Other assets
Security deposits	185,293	331,891
Restricted cash	416,566	218,176
Goodwill	5,118,640	5,118,640
Intangible assets, net	4,879,784	4,861,012
Other assets	347,553	354,259
Total other assets	10,947,836	10,883,978
TOTAL ASSETS	$29,232,178	$34,385,779

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Long-term debt, current portion	$150,000	$150,000
Capital lease/equipment financing obligations, current portion	1,094,165	1,419,965
Accounts payable and accrued expenses	10,124,583	9,269,341
Investment in Estel	651,069	771,182
Liabilities of discontinued operations	235,085	620,809
Total current liabilities	12,254,902	12,231,297
Long-term liabilities
Capital lease/equipment financing obligations, net of current portion	78,100	7,650
Other long-term liabilities	—	4,357,497
Total long-term liabilities	78,100	4,365,147
Commitments and contingencies
Minority interests	59,167	67,694
Stockholders’ equity
Common stock	268,943	104,394
Common stock, Class A	—	157,400
Capital in excess of par value	110,314,011	105,447,041
Accumulated deficit	(93,742,945)	(87,987,194)
Total stockholders’ equity	16,840,009	17,721,641
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$29,232,178	$34,385,779

FUSION TELECOMMUNICATIONS INTERNATIONAL, INC.
AND SUBSIDIARIES
Consolidated Statement of Operations

	Three months ended		Six months ended
	June 30,		June 30,
	2006	2005	2006	2005
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues
Operating expenses:	$10,543,112	$19,259,891	$20,065,270	$31,188,943
Cost of revenues, exclusive of depreciation and amortization shown separately below	9,382,411	17,703,991	17,987,714	28,701,414
Depreciation and amortization	247,651	436,387	478,541	869,411
Selling, general and administrative expenses (includes $245,639 and $449,871 of non-cash compensation for the three and six months ended June 30, 2006, respectively)	3,969,352	2,950,198	7,648,133	5,618,654
Advertising and marketing	301,759	79,482	324,751	116,433
Total operating expenses	13,901,173	21,170,058	26,439,139	35,305,912
Operating loss	(3,358,061)	(1,910,167)	(6,373,869)	(4,116,969)

Other income (expense)
Interest income	102,117	126,543	235,578	182,870
Interest expense	(29,514)	(35,163)	(59,514)	(367,293)
Gain on settlements of debt	465,854	5,340	465,854	5,340
Loss from investment in Estel	(33,080)	(142,545)	(70,638)	(299,460)
Other	48,758	5,956	38,311	5,956
Minority interests	2,235	49,155	8,527	48,084
Total other income (expense)	556,370	9,286	618,118	(424,503)

Loss from continuing operations	(2,801,691)	(1,900,881)	(5,755,751)	(4,541,472)
Discontinued operations:
Income from discontinued operations	—	—	—	175,000
Net loss	$(2,801,691)	$(1,900,881)	$(5,755,751)	$(4,366,472)
Basic and diluted net loss per common share:
Loss from continuing operations	$(0.10)	$(0.07)	$(0.22)	$(0.19)
Income from discontinued operations	—	—	—	0.01
Net loss per common share	$(0.10)	$(0.07)	$(0.22)	$(0.18)

Weighted average shares outstanding
Basic and diluted	26,894,211	26,146,204	26,546,842	23,730,789

FUSION TELECOMMUNICATIONS INTERNATIONAL, INC.
RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005

Net loss	$(2,801,691)	$(1,900,881)	$(5,755,751)	$(4,366,472)
Income from discontinued operations	-	-	-	(175,000)
Loss from continuing operations	(2,801,691)	(1,900,881)	(5,755,751)	(4,541,472)
Adjustments:
Interest income	(102,117)	(126,543)	(235,578)	(182,870)
Interest expense	29,514	35,163	59,514	367,293
Depreciation and amortization	247,651	436,387	478,541	869,411
Non-cash compensation	245,639	-	449,871	-
Forgiveness of debt	(465,854)	(5,340)	(465,854)	(5,340)
Adjusted EBITDA	$(2,846,858)	$(1,561,214)	$(5,469,257)	$(3,492,978)